Exhibit 99.1

PRESS RELEASE

Contacts:

Roubik Gregorian, President and CEO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 7:45 a.m. EDT July 20, 2006

Exar Corporation Reports Fiscal 2007 First Quarter Results

Highlights

•	15% Revenue Growth Over Fiscal 2006 Q1

•	6th Consecutive Quarter of Revenue Growth

Fremont, California, July 20, 2006 – Exar Corporation (NasdaqGM: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2007 first quarter operating results. Revenue for the quarter ended June 30, 2006 was $18.2 million, a 3.7% increase compared to the prior quarter and a 14.6% increase from $15.9 million for the same period last year. The first quarter fiscal 2007 operating loss was $0.6 million, as compared to operating income of $0.6 million for the prior quarter and operating loss of $0.8 million for the first quarter fiscal 2006. Net income for the quarter ended June 30, 2006 was $2.0 million, down sequentially from $2.9 million and up from $1.8 million in the same period last year. For the quarter ended June 30, 2006 EPS was $0.06 per diluted share, down from $0.08 per diluted share in the prior quarter and up from $0.04 per diluted share in the first quarter fiscal 2006.

Gross margin for the first quarter of fiscal 2007 was 70.0% as compared to 70.2% in the prior quarter and 67.0% for the same period last year

For the first quarter of fiscal 2007 net income includes stock-based compensation expense of $1.1 million as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Shared-Based Payments (SFAS 123R), during the quarter and a one-time charge of $0.7 million. Excluding these charges, the Non-GAAP income from operations was $1.1 million and EPS $0.09 per diluted share. The Company believes that this Non-GAAP information is important and valuable to stockholders to help them compare operating performance across reporting periods, however, this information is in no way a substitution for financial results defined under GAAP.

“As we begin our fiscal year we again delivered sequential revenue growth and saw encouraging booking growth across our focus markets,” stated Dr. Roubik Gregorian, President and CEO. “Continued new product introduction is key to accelerating growth. Our recently introduced UART and RS-232 combination device targeting consumer and portable applications is generating solid customer interest, further strengthening our leadership position in the UART market,” remarked Dr. Gregorian.

Product Summary

Continuing its focus on technology leadership, the Company unveiled two industry first products in Serial Communications, as well as further expanded its Clock and Timing solutions portfolio.

Serial Communications

During the quarter, the Company launched two industry first serial communications solutions. First, a unique single-channel UART and RS-232 transceiver combination device family — the XR19L2xx series — that combines the functions from two ICs into a space saving package. These devices target the growing market demand of consumer and battery powered applications including laptops and portable devices; desktop PCs; and industrial peripheral interfaces. Second, Exar introduced a high performance dual UART product family with increased data rate up to 16Mbps. The XR16V2x5x series - a family of nine products - is the first in a new generation of feature rich devices supporting faster data rates required by telecommunications and Ethernet routers, cellular data devices, portable appliances and factory automation/process control. With these two new offerings, Exar has launched six industry-first serial communications products in the last 15 months.

Clock and Timing Solutions

Further strengthening its clock and timing portfolio, the Company launched six new clock and timing solutions during the quarter consisting of a Zero Delay Buffer (ZDB) device family and a series of clock generator devices. Exar added two ZDB devices — the XRK32308 and XRK32309 — representing Exar’s third ZDB family. These new ICs support a broad range of applications requiring high speed, low jitter clock distribution targeting data communication switch and routers, servers, set top boxes, plasma displays and others. In addition, the Company launched the XRK6977x products composed of four clock generator devices. This new family of Phase Lock Loop based low voltage CMOS clock generators includes the XRK69772, XRK69773, XRK69774 and XRK697H73.

Regulatory Compliance/Current Business Outlook

The Company is subject to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company reports its financial results in accordance with GAAP. Additionally, the Company from time to time supplements reported GAAP financials with Non-GAAP measures which are included in related press releases and Reports filed with the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC at: http://www.sec.gov. With respect to the quarter ended June 30, 2006, we are showing Non-GAAP consolidated statements of income, which are adjusted to exclude from our GAAP results all stock-based compensation expense and a one-time charge. This Non-GAAP presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not previously included stock-based compensation as an expense in its financial statements. In addition, there may still be other companies which have not yet adopted SFAS 123R. The Company believes that the Non-GAAP presentation to exclude stock-based compensation and other one-time charges is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance. The presentation of our Non-GAAP financial results is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our Non-GAAP measures may be different from Non-GAAP measures used by other companies.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the second fiscal quarter 2007 ending September 30, 2006, the Company is forecasting revenue growth in line with the prior quarter.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the first quarter fiscal 2007, today, Thursday, July 20, at 1:30 p.m. EDT. To access the conference call, please dial (800) 874-8975 by 1:20 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to the Exar investors’ homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on July 27, 2006. To access the replay, please dial (800) 642-1687 and use conference ID number 2347021.

Safe Harbor Statement

The Company’s statements about its future financial performance, relationship with Alcatel, distribution and OEM trends, among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending in the telecommunications and data communications markets; limited visibility associated with customer demand for network and transmission products; the possible loss of, or decrease in orders from, an important customer; adjustments in interest rates and cash balances; vendor capacity or throughout constraints; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products, including those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions; customer ordering patterns; accounting considerations related to option expensing; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2006.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for a variety of markets including networking, serial communications, clock and timing, and storage. Leveraging its industry-proven analog design expertise and system-level knowledge, Exar delivers to customers a wide array of technology solutions for their current as well as next generation products. The Company is based in Fremont, CA, had fiscal 2006 revenues of $67.0 million, and employs approximately 250 people worldwide. For more information about the Company visit: http://www.exar.com

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	JUNE 30, 2006	MARCH 31, 2006	JUNE 30, 2005
Net sales	$18,231	$17,574	$15,912

Cost of sales:
Product cost of sales (a)	5,232	4,994	5,051
Amortization of purchased intangible assets	240	240	200

Total cost of sales	5,472	5,234	5,251

Gross profit	12,759	12,340	10,661

Operating expenses:
Research and development (a)	6,614	6,259	6,232
Selling, general and administrative (a); (b)	6,734	5,475	5,186

Total operating expenses	13,348	11,734	11,418

Income (loss) from operations	(589)	606	(757)

Interest and other income, net	3,714	3,161	3,000

Income before income taxes	3,125	3,767	2,243
Provision for income taxes	1,121	904	493

Net income	$2,004	$2,863	$1,750

Earnings per share:
Basic earnings per share	$0.06	$0.08	$0.04

Diluted earnings per share	$0.06	$0.08	$0.04

Shares used in the computation of earnings per share:
Basic	35,807	35,472	42,222

Diluted	36,257	35,639	42,687

(a)	Results for the three months ended June 30, 2006

include stock-based compensation expense as follows (in thousands):

Cost of sales	$25
Research and development	$326
Selling, general and administrative	$715
(b)	Included in selling, general and administrative expenses in the three months ended June 30, 2006 is $664,000 in connection with the Company’s Chief Financial Officer separation agreement dated June 30, 2006.

EXAR CORPORATION AND SUBSIDIARIES

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME

EXCLUDING STOCK-BASED COMPENSATION EXPENSE AND ONE-TIME CHARGE

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30, 2006					THREE MONTHS ENDED
	REPORTED	NON-GAAP ENTRIES		NON-GAAP		MARCH 31, 2006 REPORTED	JUNE 30, 2005 REPORTED
Net sales	$18,231	$—		$18,231		$17,574	$15,912

Cost of sales:
Product cost of sales	5,232	(25	)(a)	5,207		4,994	5,051
Amortization of purchased intangible assets	240	—		240		240	200

Total cost of sales	5,472	(25)		5,447		5,234	5,251

Gross profit	12,759	25		12,784		12,340	10,661

Operating expenses:
Research and development	6,614	(326	)(a)	6,288		6,259	6,232
Selling, general and administrative (d)	6,734	(1,379	)(a);(b)	5,355		5,475	5,186

Total operating expenses	13,348	(1,705)		11,643		11,734	11,418

Income (loss) from operations	(589)	1,730		1,141		606	(757)

Interest and other income, net	3,714	—		3,714		3,161	3,000

Income before income taxes	3,125	1,730		4,855		3,767	2,243
Provision for income taxes	1,121	603	(c)	1,724		904	493

Net income	$2,004	$1,128		$3,132		$2,863	$1,750

Earnings per share:
Basic earnings per share	$0.06			$0.09		$0.08	$0.04

Diluted earnings per share	$0.06			$0.09		$0.08	$0.04

Shares used in the computation of earnings per share:
Basic	35,807			35,807		35,472	42,222

Diluted	36,257			36,031	(d)	35,639	42,687

(a)	Stock-based compensation expense.
(b)	Includes $664,000 in connection with the Company’s Chief Financial Officer separation agreement dated June 30, 2006.
(c)	Income tax expense of Non-GAAP entries.
(d)	Excludes 226,000 shares to adjust diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB 25).

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	JUNE 30, 2006	MARCH 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$336,865	$329,528
Accounts receivable, net	7,001	7,429
Inventories	5,777	5,531
Other current assets	8,326	7,178

Total current assets	357,969	349,666

Property, plant and equipment, net	27,127	27,770
Other long-term investments	3,207	2,828
Deferred income taxes, net	9,382	9,361
Goodwill and intangible assets, net	9,782	10,020
Other non-current assets	2,154	1,752

Total assets	$409,621	$401,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,833	$13,770
Long-term obligations	209	222

Total liabilities	14,042	13,992

Total stockholders’ equity	395,579	387,405

Total liabilities and stockholders’ equity	$409,621	$401,397